UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:	August 22, 2006
Date of earliest event reported:	August 19, 2006

Auriga Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-26013	84-1334687
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5555 Triangle Parkway, Suite 300 Norcross, Georgia		30092
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(678) 282-1600

N/A
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 19, 2006, Auriga Laboratories, Inc., a Delaware corporation (“Auriga”), and Athlon Pharmaceuticals, Inc., a Mississippi corporation (“Athlon”), entered into a License Agreement (the “Agreement”) that sets forth the terms upon which Auriga will obtain an exclusive worldwide license (the “License”) from Athlon for the LEVALL® Product Line (the “Products”), together with all of Athlon’s intellectual property related to the Products and certain other tangible and intangible assets related to, or necessary for the continued development and marketing of, the Products. The Products consist of various pharmaceutical products developed by Athlon that provide relief from coughing, congestion and rhinitis associated with respiratory infections such as the common cold, influenza, bronchitis and sinusitis. The License will permit Auriga to make, have made, sell, offer to sell, have sold, market, promote, distribute, import and otherwise transfer the Products on a worldwide basis.

The closing of the transactions contemplated by the Agreement is scheduled to occur on or before August 31, 2006 and is subject to various closing conditions that are specified in the Agreement. The purchase price payable by Auriga for the Products will consist of the following:

(a) $1,5000,000 payable by Auriga at the closing;

(b) 2,500,000 shares of restricted Auriga common stock delivered to Athlon at the closing (the “2,500,000 Shares”);

(c) 50% of net sales of Products up to $10,000,000 commencing 45 days after the closing date through the end of the first year following the closing date;

(d) 20% of net sales of Products in excess of $10,000,000 commencing 45 days after the closing date through the end of the first year following the closing date;

(e) 35% of net sales of Products for the second year following the closing date;

(f) 25% of net sales of Products for the third year following the closing date;

(g) 8% of net sales of Products for each year following the third year after the closing date until such time as the amounts paid by Auriga (excluding the 2,500,000 shares of common stock described above) total $20,000,000 (the “Royalty Payment Ceiling”); and

(h) 1% of net sales of Products for each year after such time as the foregoing cash amounts paid by Auriga meet the Royal Payment Ceiling.

The cash purchase price payable by Auriga, other than the initial $1,500,000 payment described above, (i) is subject to reduction on the terms described in the Agreement in the event that a proceeding commenced by the U.S. Food and Drug Administration against any Product impairs net sales and (ii) is subject to a 50% reduction, without a reduction of the Royalty Payment Ceiling, in the event that the 30-day average closing price of Auriga’s common stock following the registration with the U.S. Securities and Exchange Commission (the “SEC”) of the 2,500,000 Shares is equal to or greater than $5.00 per share and the 30-day average daily trading volume of Auriga’s common stock is equal to or greater than 75,000.

Pursuant to the Agreement, Auriga has agreed that, within 120 days after the closing date, it will file a Form SB-2 registration statement with the SEC that will include the 2,500,000 Shares.

On August 1, 2006, Auriga filed with the SEC a Current Report on Form 8-K that included a letter agreement describing the proposed terms of the transaction with Athlon. That letter agreement has been superseded by the Agreement described above. A copy of the Agreement is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein.

Item 3.02 Unregistered Sales of Equity Securities.

Auriga’s issuance to Athlon of the 2,500,000 Shares will be exempt from registration under the Securities Act of 1933 pursuant to exemptions from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933. The discussion in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

10.1	License Agreement dated as of August 19, 2006 between Auriga Laboratories, Inc. and Athlon Pharmaceuticals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Auriga Laboratories, Inc.

August 22, 2006	By:	/s/ Philip S. Pesin
Name: Philip S. Pesin
Title: Chief Executive Officer